WELLPOINT REPORTS RESULTS FOR FIRST QUARTER 2007

•	Medical enrollment grew to 34.9 million members, increasing by 774,000 members during the quarter

•	Net income was $1.26 per share, exceeding prior guidance

•	Operating cash flow totaled $2.0 billion, or 2.5 times net income

•	Full year 2007 earnings guidance raised to $5.54 per share

Indianapolis, IN – April 25, 2007 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2007 net income was $783.1 million, or $1.26 per share, representing 16 percent growth over the first quarter of 2006. Net income in the first quarter of 2006 was $731.8 million, or $1.09 per share, including $0.01 per share in net realized investment losses.

“We are pleased to report a solid first quarter 2007 with earnings per share that exceeded our prior guidance,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “We had outstanding commercial enrollment growth in the quarter, adding 586,000 National Account members. National Account customers continue to be attracted by our superior value proposition.”

“We have seen industry leading membership growth because WellPoint offers customers a unique combination of product breadth, flexibility and local market presence,” said Angela F. Braly, who will succeed Larry C. Glasscock as president and chief executive officer of WellPoint, Inc. on June 1st. “We aspire to transform health care and become the most valued company in our industry by consistently delivering excellent service, the widest range of product choices, and access to the highest quality care at the best value.”

“Operating cash flow of $2.0 billion, or 2.5 times net income, was very strong in the first quarter,” said David C. Colby, vice chairman and chief financial officer of WellPoint, Inc. “We continue to deploy cash flow to maximize value for our shareholders. During the quarter, we repurchased 8.2 million shares of our common stock for $634.9 million. Our Board approved an additional $2.0 billion in share repurchase authorization, bringing our total authorization for 2007 to $3.0 billion, which we expect to utilize this year.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.9 million members at March 31, 2007, an increase of 717,000 members from 34.2 million reported at March 31, 2006. The increase was driven by National Accounts and State Sponsored business, which added 621,000 members and 340,000 members, respectively, over the last twelve months. Growth from the prior year in State Sponsored business excludes the impact of the change in the Company’s 50 percent ownership interest in a joint venture in Puerto Rico to a smaller percentage ownership in the joint venture’s parent company. Accordingly, the Company no longer includes the 222,000 members related to this investment in its enrollment. Membership in consumer-directed health plans also increased by 57.1 percent in the past twelve months, now totaling 1.1 million members. This growth was partially offset by declines in Local Group and Individual business.

During the first quarter of 2007, medical enrollment grew by 774,000 members, led primarily by growth in National Accounts. National Account employers are increasingly attracted to the benefits of WellPoint’s distinctive value proposition, which includes extensive and cost-effective provider networks and a broad and innovative product portfolio. Also during the quarter, the Company began Medicaid operations in Indiana and Kansas and had continued growth in other State Sponsored geographies.

Operating Revenue: Operating revenue was $14.8 billion in the first quarter of 2007, an increase of 8.8 percent from $13.6 billion in the prior year first quarter. The increase resulted primarily from premium rate increases in Local Group business, growth in the Medicare Advantage business, having additional Part D members for the entire first quarter in 2007, increased reimbursement in the Federal Employee Program (“FEP”), and higher State Sponsored membership.

Benefit Expense Ratio: The benefit expense ratio was 83.1 percent in the first quarter of 2007, a 180 basis point increase compared with 81.3 percent in the first quarter of 2006, with the largest portion of the increase attributable to the medical business of the Specialty, Senior, and State Sponsored business segment.

The benefit expense ratio in the Company’s Senior business increased by 350 basis points from the prior year quarter, mostly due to Medicare Part D. As expected, Medicare Part D has a significantly higher benefit expense ratio in the early part of the year, before members reach the coverage “doughnut hole,” and a much lower benefit expense ratio later in the year. This seasonality of the Medicare Part D business was more pronounced in the first quarter of 2007, as the majority of the membership was effective for a full quarter this year, while the 2006 membership was gradually enrolled during the first five months of 2006. Also, certain Part D claims in 2006 were incurred in the first quarter, but not recorded until the fourth quarter (i.e., claims from State Medicaid programs), due to the CMS reconciliation process.

Increases in State Sponsored claims experience in certain geographies caused the benefit expense ratio to increase by 630 basis points in that line of business between the first quarters of 2006 and 2007. Benefit expense ratios were unacceptably high in two states, neither of which is among the five new states the Company began serving during the past year. The Company has negotiated rate increases in two California counties and anticipates receiving rate increases in the remaining California counties effective October 1, 2007. The Company also anticipates a rate increase in the other state effective July 1, 2007. Additionally, the Company has implemented numerous cost of care initiatives to improve financial performance in these geographies. The Company remains disciplined in its pricing and will take appropriate action if acceptable reimbursement cannot be obtained.

The Company’s Commercial and Consumer business recognized an increase in its benefit expense ratio due primarily to the timing of prior period development in 2006, and this also unfavorably impacted the consolidated benefit expense ratio. Excluding the impact of those prior period developments, the benefit expense ratio declined slightly.

Continued growth in the Company’s FEP business, for which the Company is reimbursed for its costs plus a fee, also caused the consolidated benefit expense ratio to increase as this business operates with a benefit expense ratio higher than the Company average.

Due to adjusted estimates and expected actions in our State Sponsored businesses through 2007, the Company now expects the benefit expense ratio to be 81.9 percent for the year, which is 40 basis points higher than prior guidance.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

For the rolling 12-month period ended March 31, 2007, the primary drivers of medical trend were inpatient and outpatient costs. The Company continues to price its commercial business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Based on medical trends in the first quarter 2007, the Company remains comfortable with its 2007 medical cost trend estimate of less than 8.0 percent.

SG&A Expense Ratio: The SG&A expense ratio was 14.4 percent in the first quarter of 2007, a decrease of 150 basis points from 15.9 percent in the first quarter of 2006. The ratio improved year-over-year as the Company spread administrative expenses across a growing revenue base, continued to control expenses, and postponed discretionary spending due to higher claims seasonality in the quarter.

Since the Company postponed certain discretionary spending until later in the year due to the higher first quarter claims seasonality, the SG&A expense ratio is expected to increase during the remainder of 2007, and be 14.6 percent for the year.

Operating Cash Flow: For the three months ended March 31, 2007, operating cash flow totaled $2.0 billion, or 2.5 times net income. The results included the receipt of an additional CMS payment totaling $429.2 million related to the second quarter of 2007. Excluding this additional CMS payment, the first quarter operating cash flow was 2.0 times net income.

Days in Claims Payable: Days in claims payable as of March 31, 2007, was 44.7 days, a decrease of 0.5 days from 45.2 days as of December 31, 2006. The decline was primarily due to the timing of medical claim payments and the payment of provider settlements related to 2006, which were partially offset by the timing of claim payments in the pharmacy benefit management (“PBM”) operation.

Share Repurchase Program: During the first quarter 2007, the Company repurchased 8.2 million shares of its common stock for $634.9 million. Also during the quarter, the Board of Directors increased the share repurchase authorization from $1.0 billion to $3.0 billion for the year. As of March 31, 2007, the Company’s remaining Board-approved share repurchase authorization was $2.3 billion.

The Company intends to utilize the remaining authorization during 2007, subject to market conditions. At March 31, 2007, cash and investments held at the parent company and available for general corporate use totaled $2.5 billion.

REPORTABLE SEGMENTS

In 2007, WellPoint, Inc. now has the following reportable segments: Commercial and Consumer Business (“CCB”), Specialty, Senior, and State Sponsored business (“4SB”), and Other, which includes FEP business, National Government Services, Inc., intersegment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments. These revised segments are consistent with the Company’s new organizational structure.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended
(In millions)	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Operating Revenue
CCB	$10,417.8	$10,321.7	$10,215.1	$10,148.4	$9,917.4
4SB	3,334.4	3,015.4	2,912.7	2,843.4	2,781.6
Other:
External Customers	1,468.0	1,387.9	1,467.1	1,319.1	1,267.7
Intersegment Eliminations	(387.8)	(381.6)	(372.9)	(349.4)	(333.2)

Total Other	1,080.2	1,006.3	1,094.2	969.7	934.5

Total Operating Revenue	14,832.4	14,343.4	14,222.0	13,961.5	13,633.5

Operating Gain (Loss)
CCB	$1,013.8	$854.7	$936.4	$906.3	$982.1
4SB	143.2	379.7	284.3	287.0	166.0
Other	16.3	(12.7)	(13.1)	(21.2)	(12.6)

Operating Margin
CCB	9.7%	8.3%	9.2%	8.9%	9.9%
4SB	4.3%	12.6%	9.8%	10.1%	6.0%

Commercial and Consumer Business: Operating gain for the CCB segment was $1,013.8 million in the first quarter of 2007, an increase of 3.2 percent, compared with $982.1 million in the first quarter of 2006. The year-over-year improvement was primarily due to premium rate increases across all lines of business and continued overhead expense control, which were partially offset by a higher benefit expense ratio.

Specialty, Senior, and State Sponsored Business: Operating gain for the 4SB segment totaled $143.2 million in the first quarter of 2007, a decrease of 13.7 percent compared with $166.0 million in the first quarter of 2006. The decrease resulted primarily from higher benefit expenses in the Company’s Senior businesses and increases in State Sponsored claims experience in certain geographies, which were partially offset by increased mail order volume.

Other: Operating gain for the Other segment totaled $16.3 million in the first quarter of 2007, an increase from the operating loss of $12.6 million in the first quarter of 2006. The improvement resulted primarily from lower corporate expenses and continued growth in FEP business, for which the Company is reimbursed for its costs plus a fee.

OUTLOOK

Full Year 2007:

•	The Company now expects net income of $5.54 per share, representing growth of 15% over 2006.

•	Year-end medical enrollment is expected to be approximately 35.5 million members, representing growth for the year of 1.4 million members, or 4.0 percent.

•	Operating revenue is now expected to total approximately $61.1 billion.

•	The benefit expense ratio is now expected to be approximately 81.9 percent.

•	The SG&A expense ratio is expected to be approximately 14.6 percent.

•	The Company expects operating cash flow to exceed $4.4 billion, or 1.3 times net income.

Second Quarter 2007:

•	The Company continues to expect net income of $1.35 per share, consistent with prior guidance.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	The Company revised its reportable segments and customer types in the first quarter of 2007 in accordance with its new organizational structure.

4.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its first quarter earnings results. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 857269. The replay will be available from 1:45 p.m. EDT today until the end of the day on May 9, 2007. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Wayne DeVeydt, 317-488-6390	Jim Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

	March 31, 2007	December 31, 2006	March 31, 2006	Change from
Medical Membership				December 31, 2006		March 31, 2006
Customer Type
Local Group (1)	16,689	16,766	16,742	(0.5%	)	(0.3%	)
Individual	2,474	2,488	2,508	(0.6%	)	(1.4%	)

National Accounts (1)	6,479	6,136	6,209	5.6%		4.3%
BlueCard	4,522	4,279	4,171	5.7%		8.4%

Total National	11,001	10,415	10,380	5.6%		6.0%

Senior	1,238	1,193	1,200	3.8%		3.2%
State Sponsored (2)	2,091	1,882	1,973	11.1%		6.0%
FEP	1,382	1,357	1,355	1.8%		2.0%

Total	34,875	34,101	34,158	2.3%		2.1%

Funding Arrangement
Self-Funded	17,483	16,745	16,997	4.4%		2.9%
Fully-Insured	17,392	17,356	17,161	0.2%		1.3%

Total	34,875	34,101	34,158	2.3%		2.1%

Reportable Segment
Commercial & Consumer Business	30,164	29,669	29,630	1.7%		1.8%
Senior & State Sponsored	3,329	3,075	3,173	8.3%		4.9%
Other	1,382	1,357	1,355	1.8%		2.0%

Total	34,875	34,101	34,158	2.3%		2.1%

Specialty Metrics
PBM Prescription Volume (3)	101,127	95,685	109,756	5.7%		(7.9%	)
Behavioral Health Membership	17,110	16,937	16,065	1.0%		6.5%
Life and Disability Membership	5,916	5,970	5,920	(0.9%	)	(0.1%	)
Dental Membership	5,196	5,270	5,256	(1.4%	)	(1.1%	)
Vision Membership	2,277	1,536	907	48.2%		151.0%
Medicare Part D Membership (4)	1,590	1,568	1,299	1.4%		22.4%

(1)

Effective January 1, 2007, WellPoint revised its definition of a National Account to include multi-state employers primarily headquartered in a WellPoint service area with 1,000 or more eligible employees, of which at least 5% or more are located in a service area outside of the headquarter’s state.

(2)

During the fourth quarter of 2006, the Company’s ownership of a joint venture in Puerto Rico changed from a 50 percent ownership of a Medicaid managed care subsidiary to a smaller percentage ownership in the joint venture’s parent company. Accordingly, for December 31, 2006 and subsequent periods, the Company no longer includes the 222,000 members related to this investment in its reported enrollment.

(3)	Represents quarterly prescription volume at the Company’s PBM operation.

(4)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2007	2006	Change
Revenues
Premiums	$13,757.4	$12,578.9	9.4%
Administrative fees	924.8	902.8	2.4%
Other revenue	150.2	151.8	(1.1%)

Total operating revenue	14,832.4	13,633.5	8.8%
Net investment income	246.6	212.1	16.3%
Net realized gains (losses) on investments	0.2	(7.1)	—

Total revenues	15,079.2	13,838.5	9.0%

Expenses
Benefit expense	11,429.5	10,225.0	11.8%
Selling, general and administrative expense
Selling expense	423.0	401.4	5.4%
General and administrative expense	1,708.6	1,771.2	(3.5%)

Total selling, general and administrative expense	2,131.6	2,172.6	(1.9%)
Cost of drugs	98.0	100.4	(2.4%)
Interest expense	102.9	94.0	9.5%
Amortization of other intangible assets	70.8	73.8	(4.1%)

Total expenses	13,832.8	12,665.8	9.2%

Income before income taxes	1,246.4	1,172.7	6.3%

Income taxes	463.3	440.9	5.1%

Net income	$783.1	$731.8	7.0%

Net income per diluted share	$1.26	$1.09	15.6%

Diluted shares	623.0	669.3	(6.9%)

Benefit expense as a percentage of premiums	83.1%	81.3%	180	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.4%	15.9%	(150	)bp
Income before income taxes as a percentage of total revenues	8.3%	8.5%	(20	)bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,402.0	$2,602.1
Investments available-for-sale, at fair value	3,731.7	2,449.9
Other invested assets, current	49.5	72.8
Accrued investment income	162.2	157.2
Premium and self-funded receivables	2,790.4	2,520.2
Other receivables	1,145.8	1,172.7
Securities lending collateral	753.3	904.7
Deferred tax assets, net	665.5	642.6
Other current assets	1,318.0	1,284.5

Total current assets	14,018.4	11,806.7
Long-term investments available-for-sale, at fair value	14,575.5	15,058.6
Other invested assets, long-term	641.3	628.8
Property and equipment, net	979.2	988.6
Goodwill	13,449.6	13,383.5
Other intangible assets	9,325.4	9,396.2
Other noncurrent assets	499.8	497.4

Total assets	$53,489.2	$51,759.8

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,671.3	$5,290.3
Reserves for future policy benefits	78.6	76.3
Other policyholder liabilities	2,323.7	2,240.6

Total policy liabilities	8,073.6	7,607.2
Unearned income	1,655.8	987.9
Accounts payable and accrued expenses	2,787.9	3,242.2
Income taxes payable	314.3	538.2
Security trades pending payable	138.8	124.8
Securities lending payable	753.3	904.7
Current portion of long-term debt	520.9	521.0
Other current liabilities	1,510.6	1,397.4

Total current liabilities	15,755.2	15,323.4
Long-term debt, less current portion	6,585.6	6,493.2
Reserves for future policy benefits, noncurrent	642.1	646.9
Deferred tax liability, net	3,117.6	3,350.2
Other noncurrent liabilities	2,249.3	1,370.3

Total liabilities	28,349.8	27,184.0
Shareholders’ equity
Common stock	6.1	6.1
Additional paid-in capital	19,959.9	19,863.5
Retained earnings	5,071.1	4,656.1
Accumulated other comprehensive income (loss)	102.3	50.1

Total shareholders’ equity	25,139.4	24,575.8

Total liabilities and shareholders’ equity	$53,489.2	$51,759.8

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2007	2006
Operating activities
Net income	$783.1	$731.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	(0.2)	7.1
Loss (gain) on disposal of assets	0.2	(1.4)
Deferred income taxes	(97.1)	101.6
Amortization, net of accretion	112.4	113.5
Depreciation expense	31.7	34.9
Share-based compensation	40.3	54.6
Excess tax benefits from share-based compensation	(51.2)	(36.3)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(209.0)	(236.5)
Other invested assets, current	23.4	(122.0)
Other assets	(36.7)	(164.8)
Policy liabilities	463.6	520.0
Unearned income	667.9	578.2
Accounts payable and accrued expenses	(319.0)	(103.2)
Other liabilities	74.6	116.7
Income taxes	500.2	203.4
Other, net	(3.1)	—

Net cash provided by operating activities	1,981.1	1,797.6

Investing activities
Purchases of fixed maturity securities	(2,417.9)	(4,933.9)
Proceeds from sales and maturities of fixed maturity securities	1,561.1	4,233.5
Purchase of equity securities	(375.1)	(700.2)
Proceeds from sales of equity securities	484.3	648.9
Changes in securities lending collateral	151.4	198.7
Purchases of property and equipment	(56.6)	(36.4)
Proceeds from sales of property and equipment	—	1.4
Other, net	(9.4)	(24.7)

Net cash used in investing activities	(662.2)	(612.7)

Financing activities
Net proceeds from (repayments of) commercial paper borrowings	91.9	(606.7)
Proceeds from long-term borrowings	—	2,668.9
Repayment of long-term borrowings	(2.2)	(1,703.8)
Changes in securities lending payable	(151.4)	(198.7)
Changes in bank overdrafts	(135.6)	(266.2)
Repurchase and retirement of common stock	(634.9)	(1,912.0)
Proceeds from exercise of employee stock options and
employee stock purchase plan	262.0	197.1
Excess tax benefits from share-based compensation	51.2	36.3

Net cash used in financing activities	(519.0)	(1,785.1)

Change in cash and cash equivalents	799.9	(600.2)
Cash and cash equivalents at beginning of period	2,602.1	2,740.2

Cash and cash equivalents at end of period	$3,402.0	$2,140.0

WellPoint, Inc.

Operating Cash Flow as a Multiple of Net Income

(Unaudited)

(In millions)	Three Months Ended March 31, 2007 (1)
	As Reported	Additional CMS Monthly Payment	Adjusted
Operating cash flow	$1,981.1	$429.2	$1,551.9

Net Income	$783.1	—	$783.1

Operating cash flow as a multiple of net income	2.5	—	2.0

(1)

Operating cash flow for the three months ended March 31, 2007, included the receipt of an additional CMS payment totaling $429.2 million that relates to the second quarter of 2007. If the Company had not received the additional CMS payment during the quarter, operating cash flow would have been 2.0 times net income. Due to the magnitude of these payments, the Company has presented the “Operating Cash Flow as a Multiple of Net Income” metric on an adjusted basis (which excludes the additional payment from the first quarter 2007 operating cash flow) in order to facilitate period-to-period analysis.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary — Historical Resegmented

(Unaudited and in Thousands)

Medical Membership	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Customer Type
Local Group (1)	16,766	16,665	16,701	16,742	17,274
Individual	2,488	2,508	2,508	2,508	2,526

National Accounts (1)	6,136	6,225	6,217	6,209	5,632
BlueCard	4,279	4,214	4,194	4,171	3,916

Total National	10,415	10,439	10,411	10,380	9,548

Senior	1,193	1,195	1,209	1,200	1,174
State Sponsored (2)	1,882	2,027	1,980	1,973	1,989
FEP	1,357	1,356	1,354	1,355	1,345

Total	34,101	34,190	34,163	34,158	33,856

Funding Arrangement
Self-Funded	16,745	16,937	16,980	16,997	16,584
Fully-Insured	17,356	17,253	17,183	17,161	17,272

Total	34,101	34,190	34,163	34,158	33,856

Reportable Segment
Commercial & Consumer Business	29,669	29,612	29,620	29,630	29,348
Senior & State Sponsored	3,075	3,222	3,189	3,173	3,163
Other	1,357	1,356	1,354	1,355	1,345

Total	34,101	34,190	34,163	34,158	33,856

Specialty Metrics
PBM Prescription Volume (3)	95,685	90,308	96,919	109,756	91,804
Behavioral Health Membership	16,937	16,048	15,938	16,065	15,669
Life and Disability Membership	5,970	5,956	5,964	5,920	5,826
Dental Membership	5,270	5,193	5,258	5,256	5,195
Medicare Part D Membership (4)	1,568	1,569	1,527	1,299	—
Vision Membership	1,536	1,255	940	907	816

(1)

Effective January 1, 2007, WellPoint revised its definition of a National Account to include multi-state employers primarily headquartered in a WellPoint service area with 1,000 or more eligible employees, of which at least 5% or more are located in a service area outside of the headquarter’s state.

(2)

During the fourth quarter of 2006, the Company’s ownership of a joint venture in Puerto Rico changed from a 50 percent ownership of a Medicaid managed care subsidiary to a smaller percentage ownership in the joint venture’s parent company. Accordingly, for December 31, 2006 and subsequent periods, the Company no longer includes the 222,000 members related to this investment in its reported enrollment.

(3)	Represents quarterly prescription volume at the Company’s PBM operation.
(4)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits, managed care and pharmacy benefit management operations; risks and uncertainties regarding the Medicare Part D Prescription Drug benefits program, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process information, uncollectability of premium from members, increased pharmaceutical costs, and the underlying seasonality of the business; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellChoice, Inc. acquisition within the expected time frames or at all, and to successfully integrate our operations; our ability to meet expectations regarding repurchases of shares of our common stock; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2006.

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